NEWS RELEASE for August 18, 2008

Contact: Dina Masi, CFO
             Jeffrey Leach, Investor Relations
             Integrated BioPharma, Inc.
             j.leach@ibiopharma.com
             888.319.6962

INTEGRATED BIOPHARMA, INC. ANNOUNCES DISTRIBUTION OF IBIOPHARMA, INC.

HILLSIDE, NJ, August 18, 2008 -- Integrated Biopharma, Inc. (NasdaqGM: INBP) today announced that the distribution of the Company’s interest in iBioPharma, Inc. (formerly InB:Biotechnologies, Inc.) (“iBioPharma”) became effective on August 18, 2008 (the “Distribution Date").

The shares were distributed, in book-entry form for each share of the Company's common stock that a stockholder owned as of August 12, 2008 (the "Record Date"), such stockholder was entitled to receive one share of iBioPharma's common stock.  The distributed shares are traded on the OTC Bulletin Board under the symbol “IBPM”.

iBioPharma, has developed a novel, proprietary platform technology for the rapid, efficient and economical manufacture of biopharmaceuticals, including vaccine antigens, antibodies and other therapeutic proteins. iBioPharma has established an exclusive commercial relationship with the Fraunhofer USA Center for Molecular Biotechnology and the lead product candidates from the joint program include influenza vaccines and an antiviral therapeutic for treatment of influenza. Further information is available at www.ibiopharma.com

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its core nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. Through its subsidiary, AgroLabs, Inc., INBP distributes and markets healthful nutritional products under the following brands: Naturally Aloe, Naturally Noni, Naturally Pomegranate, Naturally Thai Mangosteen and most recently, Naturally Superberry Upgrade and among various other nutritional products. Additionally, through its subsidiary, InB:Manhattan Drug Company, INBP manufactures vitamins and nutritional supplements for sale to distributors, multilevel marketers and specialized health-care providers. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.ibiopharma.com>

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.